EXHIBIT 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp.	Andrew M. Berger Managing Director SM Berger & Company, Inc.
(440) 632-1666 Ext. 3200	(216) 464-6400
tcaldwell@middlefieldbank.com	andrew@smberger.com

Middlefield Banc Corp. Reports 2015 First Quarter Financial Results

MIDDLEFIELD, OHIO, April 22, 2015 ¿¿¿¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the 2015 first quarter ended March 31, 2015.

2015 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 3.3% to $6.2 million.

•	Noninterest income grew 11.3% to $0.8 million.

•	Noninterest expenses increased 13.8%.

•	Net income decreased 7.7% to $1.6 million, or $0.79 per diluted share.

•	Tangible stockholders’ equity improved 3.1% from the 2014 fourth quarter, and 17.4% from March 31, 2014.

•	Total net loans increased 7.5%.

•	Nonperforming assets declined to $10.5 million from $13.4 million.

•	Tier 1 capital ratio strengthened to 9.69% from 9.15%.

“Overall, we are pleased with how 2015 has started,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Noninterest expenses were up in the first quarter and impacted our overall net income for the quarter. We were able to partially offset the impact of the 13.8% increase in noninterest expenses through higher levels of both interest and noninterest income, and reducing our interest expenses by 14.5%. We selectively added staff, improved our capabilities, and increased our advertising budget to support our growth objectives.”

Net income for the 2015 first quarter was $1.6 million, or $0.79 per diluted share, compared to net income for the 2014 first quarter of $1.8 million, or $0.86 per diluted share. Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2015 first quarter were 10.23% and 0.96%, respectively, compared with 13.10% and 1.08% for the 2014 first quarter.

Mr. Caldwell continued: “During the 2015 first quarter the Board of Directors had a strategic planning session that included a comprehensive review of our company, our strategic direction, and our growth potential. The meeting provided us further confidence in our position in the marketplace, the products and services we offer our customers, and the ways we can further grow our franchise. We have a great platform for growth supported by two compelling operating geographies, a healthy balance sheet, strong capital levels, and an experienced and community-oriented management team. As we start the year, we are optimistic we have the plan in place to support our long-term objectives and profitably grow our banking franchise.”

Income Statement

Net interest income for the 2015 first quarter was approximately $6.2 million, compared to nearly $6.0 million for the 2014 first quarter. The 3.3% increase in net interest income for the 2015 first quarter was a result of a reduction in funding costs, primarily through an 11.6% decline in deposit expenses. The net interest margin for the 2015 first quarter was 4.02%, compared to 4.20% for the same period of 2014.

Noninterest income for the 2015 first quarter was up 11.3% to $0.8 million, primarily a result of gains on the sales of investments and loans. Noninterest expense for the 2015 first quarter was $4.8 million, an increase of approximately $0.6 million from the 2014 first quarter. The higher noninterest expenses were primarily due to higher operating and advertising expenses to support the company’s growth objectives.

“Our asset quality and liquidity continues to improve,” said Donald L. Stacy, Chief Financial Officer. “Nonperforming assets of $10.5 million in the 2015 first quarter were at the lowest level since 2008 and we expect this amount will continue to decline. We had $45.3 million in cash and cash equivalents on our balance sheet at March 31, 2015 and net loans to total deposits of 76.1%. We have an active pipeline of potential loans, which we are working on closing in the coming quarters. Our secondary mortgage program is developing, albeit at a slower rate than we initially thought. With improving weather conditions and a focused advertising spend in our Central Ohio market to take advantage of seasonal housing trends, we believe we can improve our execution in this market. We have incurred higher operating costs to support these initiatives, which may remain elevated over the near-term. We continue to manage our costs of interest-bearing liabilities, which fell 11 basis points in the 2015 first quarter, compared to the prior year period, and helped offset the increase in operating expenses.”

Balance Sheet

Total assets at March 31, 2015 increased 4.5% to a record $699.9 million, from $670.0 million at March 31, 2014. Net loans at March 31, 2015 were $469.4 million, compared to $436.7 million at March 31, 2014. The 7.5% year-over-year improvement in net loans was a result of loan growth in both residential and commercial mortgages, which increased 7.4% and 17.9%, respectively. This was offset primarily by a 14.0% year-over-year reduction of commercial and industrial loans.

Total deposits at March 31, 2015 increased 3.8% to $617.1 million from $594.8 million at March 31, 2014. The company continues to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, stood at $151.2 million at March 31, 2015, compared to $155.9 million at March 31, 2014.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased 17.4% to $61.0 million for the 2015 first quarter, compared to $52.0 million at March 31, 2014. On a per share basis, tangible stockholders’ equity increased 16.2% to $29.65 at March 31, 2015 from $25.52 at March 31, 2014. The increase is the result of a higher level of retained earnings and accumulated other comprehensive income, which was offset by cash dividends paid to shareholders. At March 31, 2015, the company had a Tier 1 leverage ratio of 9.69%, up from 9.15% at March 31, 2014.

During the 2015 first quarter, the company paid cash dividends of $0.26 per share, which represents a dividend payout ratio of 32.80%.

Asset Quality

The provision for loan losses for the 2015 first quarter was $0.1 million, compared to $0.2 million for the 2014 first quarter. Nonperforming assets at March 31, 2015 were $10.5 million, compared to $13.4 million at March 31, 2014. Net charge-offs for the 2015 first quarter were $0.5 million, or 0.43% of average loans, annualized compared to $0.2 million, or 0.19% of average loans, annualized. The allowance for loan losses at March 31, 2015 stood at $6.4 million, or 1.35% of total loans, compared to $7.0 million or 1.58% of total loans at March 31, 2014.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	3/31/2015	12/31/2014	3/31/2014	12/31/2012	12/31/2011

Nonperforming loans	$8,262	$9,048	$10,741	$14,224	$24,546
Real estate owned	2,203	2,590	2,656	1,846	2,196

Nonperforming assets	10,465	11,638	13,397	16,070	26,742

Allowance for loan losses	6,447	6,846	7,015	7,779	6,819

Ratios:
Nonperforming loans to total loans	1.74%	1.92%	2.42%	3.48%	6.12%
Nonperforming assets to total assets	1.50%	1.72%	2.00%	2.40%	4.09%
Allowance for loan losses to total loans	1.35%	1.45%	1.58%	1.90%	1.70%
Allowance for loan losses to nonperforming loans	78.03%	75.66%	65.31%	54.69%	27.78%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $699.9 million at March 31, 2015. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. Additional information is available at www.middlefieldbank.com.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2015 and 2014

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2015	2014
INTEREST INCOME
Interest and fees on loans	$5,843	$5,694
Interest-bearing deposits in other institutions	8	5
Federal funds sold	3	3
Investment securities
Taxable interest	395	509
Tax-exempt interest	759	755
Dividends on stock	27	23

Total interest income	7,035	6,989

INTEREST EXPENSE
Deposits	831	940
Short term borrowings	37	35
Other borrowings	23	32
Trust preferred securities	(8)	26

Total interest expense	883	1,033

NET INTEREST INCOME	6,152	5,956

Provision for loan losses	105	180

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,047	5,776

NONINTEREST INCOME
Service charges on deposits	441	441
Investment securities gains (losses), net	24	(6)
Earnings on bank-owned life insurance	69	67
Gains on sale of loans	53	—
Other income	209	213

Total noninterest income	796	715

NONINTEREST EXPENSE
Salaries and employee benefits	2,360	2,016
Occupancy expense	349	321
Equipment expense	216	220
Data processing costs	250	214
Ohio state franchise tax	75	83
Federal deposit insurance expense	112	132
Professional fees	319	287
Loss (gain) on sale of other real estate owned	88	(5)
Advertising expense	196	123
Other real estate expense	65	63
Directors Fees	118	86
Other operating expense	663	689

Total noninterest expense	4,811	4,229

Income before income taxes	2,032	2,262
Provision for income taxes	404	499

NET INCOME	$1,628	$1,763

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2015 and 2014 and December 31, 2014

Balance Sheet (period end)	March 31, 2015	December 31, 2014	March 31, 2014
(Dollar amounts in thousands)	(unaudited)		(unaudited)
Assets
Cash and due from banks	$32,727	$20,846	$28,663
Federal funds sold	12,535	4,793	14,147

Cash and cash equivalents	45,262	25,639	42,810
Investment securities available for sale	151,159	154,334	155,940
Loans held for sale	690	438	—
Loans:	475,818	470,584	443,729
Less: reserve for loan losses	6,447	6,846	7,015

Net loans	469,371	463,738	436,714
Premises and equipment	9,927	9,980	9,797
Goodwill	4,559	4,559	4,559
Core deposit intangible	106	116	146
Bank-owned life insurance	9,161	9,092	8,883
Accrued interest receivable and other assets	9,699	9,635	11,173

Total Assets	$699,934	677,531	670,022

	March 31, 2015	December 31, 2014	March 31, 2014
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$105,728	$105,512	$88,988
Interest-bearing demand deposits	64,460	56,377	60,673
Money market accounts	77,099	75,895	75,296
Savings deposits	179,850	178,470	179,805
Time deposits	190,006	169,858	190,004

Total Deposits	617,143	586,112	594,766
Short-term borrowings	4,913	14,808	5,320
Other borrowings	10,533	10,624	11,468
Other liabilities	1,661	2,120	1,774

Total Liabilities	634,250	613,664	613,328

Common equity	35,706	35,529	35,115
Retained earnings	33,618	32,524	28,699
Accumulated other comprehensive income (loss)	3,094	2,548	(386)
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	65,684	63,867	56,694

Total Liabilities and Stockholders’ Equity	$699,934	$677,531	$670,022

Per common share data
Net income per common share - basic	$0.79	$0.87
Net income per common share - diluted	$0.79	$0.86
Dividends declared	$0.26	$0.26
Book value per share (period end)	$31.92	$27.83
Tangible book value per share (period end)	$29.65	$25.52
Dividend payout ratio	32.80%	30.01%
Average shares outstanding - basic	2,053,660	2,033,480
Average shares outstanding - diluted	2,062,867	2,039,515
Period ending shares outstanding	2,058,026	2,037,359

Selected ratios
Return on average assets	0.96%	1.08%
Return on average equity	10.23%	13.10%
Yield on earning assets	4.56%	4.88%
Cost of interest-bearing liabilities	0.70%	0.81%
Net interest spread	3.86%	4.07%
Net interest margin	4.02%	4.20%
Efficiency (1)	65.56%	59.90%
Tier 1 capital ratio (holding company)	9.69%	9.15%

(1)	The efficiency ratio is calculated by dividing noninterest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus noninterest income.

	March 31, 2015	March 31, 2014

Commercial and industrial	$48,916	$56,855
Real estate - construction	24,763	25,241
Real estate - mortgage:
Residential	231,836	215,809
Commercial	165,680	140,543
Consumer installment	4,623	5,281

	475,818	443,729

Asset quality data	March 31, 2015	March 31, 2014
(Dollar amounts in thousands)

Non-accrual loans	$6,329	$7,463
Troubled debt restructuring	1,767	2,035
90 day past due and accruing	166	1,243

Nonperforming loans	8,262	10,741
Other real estate owned	2,203	2,656

Nonperforming assets	$10,465	$13,397

Allowance for loan and lease losses	$6,447	$7,015
Allowance for loan and lease losses/total loans	1.35%	1.58%
Net charge-offs:
Year-to-date	504	211
Net charge-offs to average loans, annualized
Year-to-date	0.43%	0.19%
Nonperforming loans/total loans	1.74%	2.42%
Allowance for loan and lease losses/nonperforming loans	78.03%	65.31%